Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE

October 7, 2016

Pankaj Patel

Dear Pankaj:

Thank you for your service with Cisco Systems, Inc. (“Cisco” or “Company”). This Separation Agreement and General Release (“Agreement”) sets forth the terms of your separation from Cisco as EVP.Executive Advisor. Your employment will cease on October 28, 2016 (the “Termination Date”).

Your execution of the Agreement applies to all potential claims you may have against Cisco and the other Releasees, including those in connection with the termination of your employment. Please read the following carefully as it sets forth the terms of our agreement. If you agree to its terms after considering them as provided herein, you are asked to sign it and it will be binding upon you.

Although your health coverage will end on the last day of the month of the Termination Date, you may be eligible to continue that coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) at your own expense, and Cisco will provide you with a lump sum payment with respect to seventeen (17) months of coverage as described below. Subject to the terms of this Agreement with respect to equity awards and certain other benefits, all of your other benefits, including, but not limited to, vesting of stock options, restricted shares, restricted stock units (“RSUs”) and/or performance-based restricted stock units (“PRSUs”) and participation in the employee stock purchase plan (“ESPP”), will end on the Termination Date. You and Cisco acknowledge that this Agreement constitutes the exclusive and final agreement of the parties. Subject to the terms of this Agreement, any unvested equity-based awards, including without limitation Cisco stock options and restricted stock units you may hold, will be cancelled on the date your employment with Cisco terminates. Furthermore, effective on your Termination Date, you will cease to be eligible for or receive any payments pertaining to the Fiscal Year (“FY”) 2017 Executive Incentive Plan (“EIP”).

Please read the following paragraphs carefully as they set forth the terms of this Agreement and contain a release of claims.

I. Termination Date and Restrictive Covenants: Until the one (1) year anniversary of your Termination Date1, the commencement of employment with any of the

[1]	Note that the settlement of your PRUS are subject to restrictive covenants extend beyond the 1 year post-termination period. See Section II – Equity Awards and your PRSU Agreement.

companies set forth below performing same or similar job duties, responsibilities, and services that I performed for Cisco, will be deemed a breach of this Agreement and Cisco shall have all of its rights under law and equity for such breach including, but not limited to, the forfeiture of all rights to the benefits hereunder: Amazon Web Services LLC, Arista Networks, Inc., ARRIS Group, Inc., Avaya Inc., Blue Jeans Networks, Brocade Communications Systems, Inc., Check Point Software Technologies Ltd., Citrix Systems, Inc., Dell Inc., Extreme Networks, Inc., F5 Networks, Inc., FireEye, Inc., Fortinet, Inc., Hewlett-Packard Enterprise Company, Huawei Technologies Co., Ltd., International Business Machines Corporation, Juniper Networks, Inc., Lenovo Group Limited, Microsoft Corporation, Nokia Corporation, Palo Alto Networks, Inc., Polycom, Inc., Riverbed Technology, Inc., Symantec Corporation, Ubiquiti Networks, and VMware, Inc. (the “Competitor Companies”). If such forfeiture occurs after you have received any benefits under this Agreement, you agree to repay to the Company promptly upon demand the full amount of such benefits, unreduced by any withholding or deduction; provided, however, solely with respect to forfeited benefits paid to you during the calendar year of forfeiture, the amount you are required to repay to the Company shall be reduced by the amount of any federal, state, city or other local income taxes actually withheld from such forfeited benefits by the Company (“Current Year Withholding Taxes”) and the Company shall seek a refund of the Current Year Withholding Taxes from the applicable taxing authority. You agree to repay to the Company promptly upon demand an amount equal to the portion of the Current Year Withholding Taxes that is not refunded or credited to the Company. You and Cisco agree to use commercially reasonable efforts to cooperate with each other in exchanging such information and providing such assistance as the other party may reasonably request to seek a refund of taxes paid with respect to any forfeited benefits.

For purposes of this Section I, “employment” shall include board of directors or advisory board memberships, and consulting arrangements. Notwithstanding the foregoing, you will not be deemed to provide services for a Competitor Company within the meaning of this Agreement if you serve as an officer, director or consultant of a company that is acquired by a Competitor Company and you continue to serve in substantially the same position with such company after the acquisition as before the acquisition; provided that at the time you are hired by the company, you do not have knowledge that acquisition discussions with the Competitor Company have commenced.

II. What You Will Receive. In exchange for entering into this Agreement and provided you do not exercise your right to revoke this Agreement, violate the covenants set forth herein, or terminate your employment prior to the Termination Date without the consent of the Company, you will be eligible for the following benefits:

•

Separation Pay: You will be paid a total of $1,041,250 (the “Separation Payment”), representing 17 months of pay, which shall be paid in two installments. The first installment of $520,625 shall be paid no later than fourteen (14) calendar days after you sign this Agreement. The second installment of $520,625 shall be paid in April 2017 and no later than April 30, 2017. Both install shall be paid less applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions. If you commence new employment, as defined in Section I, with any Competitor Company prior to the expiration of the one (1) year period following your Termination Date, you agree that you have an affirmative obligation to notify

Cisco of such new employment. Your failure to notify Cisco of such subsequent employment does not impact Cisco’s right to eliminate, offset or reduce your future payments under this Agreement or seek a refund from you for such amounts improperly paid to you.

•	Cash Bonus: You will receive a cash bonus payment of $1,498,298.00. This payment shall be made no later than fourteen (14) calendar days after your signing of this Agreement assuming that you do not revoke it.

•	An Amount to Cover Your COBRA Payment: A lump sum payment equal to seventeen (17) months of COBRA premiums or $12,209.57 for you and your eligible dependents at the same level and for the same eligible dependents covered as of your Termination Date. This payment will be grossed up to cover taxes. Please note that if you choose and are eligible to continue your health coverage through COBRA, you are solely responsible for timely election of COBRA continuing coverage and for making all COBRA premium payments. This payment shall be made no later than fourteen (14) calendar days after your signing of this Agreement.

•	Equity Awards:

The vesting of 99,758 unvested restricted stock units which would have vested between now an on September 30, 2017 will accelerate and immediately vest on your Termination Date (the “Accelerated RSUs”), subject to your continued compliance with this Agreement. Such Accelerated RSUs will be settled in November 2016 and no later than November 30, 2016.

RSU Grant Number	Original Vest Date	Number of Shares
1223628	March 12, 2017	25,000
1235363	Sept. 11, 2017	21,400
1272102	Sept. 11, 2017	20,450
1505920	Sept 11, 2017	18,333
1306754	Sept. 11, 2017	14,575

On your Termination Date, you will be deemed eligible for Retirement vesting (as such term is defined in the Company’s Performance-Based Stock Unit Agreement (the “PRSU Agreement”)) for the PRSUs granted on the dates set forth in the chart below with the specified grant award number and, based on the determination of the number of such shares vesting in accordance with the applicable performance goals adopted by Cisco. The target number of such PRSUs shall vest and settle subject to the applicable performance goals and subject to your continued compliance with this

Agreement. The PRSUs will vest and settle no earlier than the vest date and no later than the last day of the month in which they vest. These PRSUs shall otherwise continue to be subject to the terms and conditions of the PRSU Agreement including the restrictive covenants set forth therein, except that the list of Competitor Companies set forth above shall be considered the organizations and businesses which compete with or are in conflict with the interests of Cisco for purposes of interpreting Section 3(b)(iii) of the PRSU Agreement.

PRSU Grant Number	Vest Date	Target Number of Shares
1272101	Sept. 11, 2017	246,400
1305921	Sept. 11, 2017	18,333
1305923	Sept. 11, 2018	18,333
1306753	Sept. 11, 2018	172,900
1305922	Sept. 11, 2019	18,344

•	Limited Option Exercise Period Extension: Your vested and available non-qualified options to purchase Cisco common stock (“stock options”) (determined as of your Termination Date) that have a per share exercise price that is more than the final NASDAQ per share market price on your Termination Date (“underwater options”), will remain exercisable through the earliest of (i) twelve (12) months after your Termination Date, (ii) the maximum contractual term of the applicable stock option, provided that you execute any required implementation documents or (iii) the ninth (9th) anniversary of the original date of the grant of the applicable stock option. Notwithstanding the foregoing, and except as provided above, the stock options will continue to be subject to the terms and conditions of your stock option agreements and the applicable stock plan. For example, if you were granted an option to purchase 1,000 shares, which option has a maximum 9 year term that expires on February 1, 2017, and you terminate employment on September 30, 2016 at a time when your option is underwater, your option will remain exercisable only until February 1, 2017 (you will not receive the entire 12 month extension of time to exercise).

III. The Release and What You Are Agreeing To Release: You agree to the terms of this Agreement, including the release as set forth below, which shall be executed no earlier than your Termination Date and no later than October 28, 2016.

Except as set forth in Section V, which identifies claims expressly excluded from this release, in consideration for the cash severance, equity acceleration and limited option exercise period extension and other consideration hereunder, you release Cisco, any affiliated companies of Cisco, any Cisco sponsored or established benefit plans, the administrators, fiduciaries, and trustees of any Cisco sponsored or established benefit plans, and the current and former officers, directors, agents, employees and assigns of Cisco, of any affiliated companies of Cisco and of any Cisco sponsored or established benefit plans (the “Releasees”), to the maximum extent permitted by law, from any and all known and unknown claims up through the date that you execute this Agreement. The claims which you are releasing include, but are not limited to, those related to your employment with Cisco and the termination thereof. All such claims (including related claims for attorneys’ fees and costs) are waived and released without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of all claims for monetary damages and any other form of personal relief and any claims arising under any and all laws, rules, regulations, or ordinances, including but not limited to the Age Discrimination in Employment Act (ADEA); the Family and Medical Leave Act (FMLA); the Worker Adjustment and Retraining Notification Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act (ERISA); the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the California Business and Professions Code; and any similar laws of any state or governmental entity.

The release set forth in this agreement includes a waiver of all unknown claims as of the time of this agreement and, accordingly, you agree to waive any rights under any applicable statute pertaining to the waiver of unknown claims including, but not limited to, Section 1542 of the Civil Code of the State of California. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.”

This agreement shall be governed by the laws of the State of California.

IV. Timeline For Considering And Signing This Agreement: You understand and acknowledge that you have been provided a period of at least 21 days to decide whether you will execute this Agreement, no one hurried you into executing this Agreement during that period, no one coerced you into executing this Agreement, and you have been advised to consult an attorney before signing this Agreement. The offer of this Agreement shall expire on October 28, 2016 (the “Expiration Date”).

Your signed, accurately dated, and unmodified Agreement must be mailed to: Tara Powell, Cisco Systems, 2300 George Bush Hwy., Richardson, TX 75082-3550 or via email to tpowell@cisco.com on or before the Expiration Date. You may not date the Agreement for a future (or past) date than the date on which you actually sign this Agreement.

You understand that unless more time is required by applicable law, you have a limited period of seven (7) calendar days after your signing to revoke your acceptance of this Agreement. Further, should you wish to revoke this Agreement, this must be done within seven (7) calendar days after your signing. You must mail written notification of revocation to: Tara Powell, Cisco Systems, 2300 George Bush Hwy, Richardson, TX 75082-3550 or via email to tpowell@cisco.com. Unless you personally deliver the signed revocation on or before the end of the eighth (8th) calendar day after the signing, it must be sent by a traceable overnight delivery service or traceable overnight express mail and postmarked on or before the end of the eighth (8th) calendar day after signing. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service and, if a revocation period longer than seven (7) calendar days is required under applicable law, to the first business day after such revocation period expires.

This Agreement will become effective and enforceable on the date that the revocation period has expired after the signing, provided that you have delivered the signed Agreement to Cisco, Cisco has accepted it and you have not revoked it. If you exercise your right of revocation, your employment Termination Date of October 28, 2016 will remain in effect. If you exercise your right of revocation or resign your employment prior to your Termination Date without the consent of the Company, you will not be entitled to the applicable benefits pursuant to this Agreement.

Cisco reserves the right after receiving your signed Agreement to reject it and decline to accept it in the event it is untimely or if it is modified by you. In the event the Agreement is rejected or not accepted by Cisco, it will be void and unenforceable.

In limited circumstances such as, for example, a medical emergency, Cisco reserves the right in its sole discretion to accept an Agreement signed after the Expiration Date. However, you should not expect that Cisco will accept an Agreement signed after the Expiration Date and this paragraph cannot be used or cited as imposing any obligation on Cisco to accept an Agreement signed after the Expiration Date. Under no circumstances will Cisco accept an Agreement executed or delivered to Cisco more than four (4) months after the date of this Agreement. If you sign the Agreement any time after the Expiration Date, or deliver it to Cisco more than one business day following the Expiration Date (as set forth above), and Cisco accepts the Agreement, you will be solely responsible for any and all tax liabilities, including penalties, excise taxes, and/or interest, if any, under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

V. Protecting Your Rights: In understanding the terms of this Agreement and your rights, you are advised to consult with an attorney of your choice at your expense prior to signing it. Also, the only claims that you are not waiving and releasing under this Agreement are claims you may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits under applicable state law; (2) continuation of existing participation in Cisco-sponsored group health benefit plans, at your own expense, under COBRA and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested as of your termination date under the terms of a Cisco-sponsored benefit plan; (4) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (5) any wrongful act or omission occurring after the date you execute this Agreement, including any breach by Cisco of this Agreement; (6) any rights you have to indemnification under the Restated Articles of Incorporation of Cisco Systems, Inc. and the Amended and Restated Bylaws of Cisco Systems, Inc., as currently in effect; and (7) any rights to insurance coverage, including expense reimbursement, under any D&O insurance policy maintained by Cisco. In addition, nothing in this Separation Agreement prevents or prohibits you from filing a claim with or voluntarily participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, please understand that, because you are waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section II above), you may only seek and receive non-monetary forms of relief from the EEOC and similar government agencies. Nothing in this Agreement prohibits you from receiving monetary rewards under the whistleblower provisions of federal law or regulation. If you sign this Agreement, you are agreeing that the benefits you will receive under Section II fully and completely satisfy all claims you might possibly have against Cisco and the other released parties.

You are hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

VI. Deferred Compensation Tax Consequences: In the event that any changes to this Agreement or any additional terms are required to ensure that a payment is either exempt from or complies with Section 409A so that the penalty taxes under Section 409A(a)(1)(B) are not applied, you hereby agree that Cisco may make such change or incorporate such terms (by reference or otherwise) without your consent.

VII. Protecting Cisco’s Rights: In executing this Agreement, you acknowledge that you have not relied upon any statement made by Cisco, or any of its representatives or employees, with regard to this Agreement unless the representation is specifically included in this written Agreement. Furthermore, this Agreement contains our entire understanding regarding eligibility for and the payment of separation benefits and supersedes any and all prior representations and agreements regarding the subject matter of this Agreement. However, this Agreement does not modify, amend or supersede written Cisco agreements that are consistent with enforceable provisions of this Agreement such as Cisco’s “Proprietary Information and Inventions Agreement” and Cisco’s Arbitration Agreement and Policy. In addition, this Agreement in no way alters the at-will nature of your employment; both you and Cisco are free to terminate your employment at any time for any reason, with or without cause or advance notice. Except for any changes that Cisco may make with respect to Section 409A as set forth herein, once effective and enforceable, this Agreement can only be changed by another written agreement signed by you and Cisco’s Senior Vice President of Human Resources (or his/her designee).

On or before your Termination Date, you agree to satisfy any and all outstanding financial obligations to the Company and return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Separation benefits will not be provided to you under this Agreement until you comply with this requirement.

You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your spouse or to your attorney or accountant in order for such individuals to render services to you.

VIII. Mutual Non-Disparagement. You on the one hand, and the Company’s officers and directors with direct knowledge of this Agreement on the other, agree not to make any negative statement about or disparage the other party with any written or oral statement. You specifically agree not to make any disparaging comments regarding the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Notwithstanding the foregoing, nothing in the clause shall be deemed to limit in any way statements by you (i) to your advisors, including legal counsel, that are under a contractual or legal obligation to preserve the confidentiality of such statements or (ii) that you in good faith believe are truthful to any regulatory or enforcement agency which requests information from you regarding Cisco or in connection with any other legal or regulatory proceeding.

IX. Non-Solicitation; Confidential Information. For the one (1) year period following your Termination Date, you agree and acknowledge that your right to receive the severance consideration described in Section II above shall be conditioned upon you not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, or taking away any Cisco employee, independent contractor, or consultant of Company for whom you had managerial responsibility, to whom you reported, with whom you participated on Company teams or projects, or about whom you gained confidential salary or performance information; provided, however, that you shall not be prohibited from soliciting for employment or employing any such person (a) after three (3) months have lapsed since such person ceased to be employed or engaged by Cisco or (b) whose most recent employment with Cisco was involuntarily terminated as a result of a restructuring. If you engage in any such activity, then all severance consideration to which you otherwise would be entitled under Section II, above, as applicable, thereupon shall cease.

You hereby acknowledge that you are and continue to be bound by the Proprietary Information and Inventions Agreement you signed with the Company dated July 31, 1995 (the “Confidentiality Agreement”), and that the Confidentiality Agreement inures to the benefit of the Company to the same extent as set forth in the Agreement, and that as a result of your employment with the Company you have had access to the Company confidential information, that you will hold all confidential information in strictest confidence and that you will not make use of such confidential information on behalf of anyone. You further agree that you will deliver to the Company no later than the Termination Date all documents and data of any nature containing or pertaining to such confidential information and that you have not taken with you any such documents or data or any reproduction thereof. If you violate any of the provisions of the Confidentiality Agreement, then all severance consideration to which you otherwise would be entitled under Section II, above, as applicable, thereupon shall cease.

X. Full Disclosure: You confirm that you are not aware of any claim, grounds, facts or circumstances that are expected to give rise to any material investigation, material claim or audit by any entity, including but not limited to, any state or federal or non-U.S. government agency, against Cisco in relation to any matter whatsoever arising during your employment at Cisco.

XI. Enforceability Of This Agreement: Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of this Agreement shall be settled by arbitration in accordance with Cisco’s Arbitration Agreement and Policy, a copy of which you acknowledge having previously received and agreed to. If for any reason this Arbitration Agreement and Policy is not enforceable, Cisco and you agree to arbitration under the employment arbitration rules of the American Arbitration Association (which can be found at http://www.adr.org) or any successor hereto. The parties further agree that, except as set forth in the following paragraph, the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of this Agreement. Any applicable arbitration rules, agreement or policy shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

Should any provision of this Agreement be determined by an arbitrator or a court of competent jurisdiction to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect.

We trust that the separation payment and other consideration offered herein will assist you in your employment transition. We wish you the best in your future endeavors.

CISCO SYSTEMS, INC.

I UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS INCLUDING BUT NOT LIMITED TO THE RELEASE OF CLAIMS AS OF THE DATE OF MY SIGNATURE

/s/ Pankaj Patel	10/28/16
Signature of Employee	Date Signed

Pankaj Patel	Cupertino, CA, USA 95014
Printed Name of Employee	Location Signed at (e.g., San Jose, CA, USA)

Cisco Employee #

FOR CISCO USE ONLY

CISCO SYSTEMS, INC.

Received by:	Accepted by:
/s/ Tara Powell	10/28/16
Name/Date	Name/Date